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                                                                       EX-99.B12


                         VANGUARD WHITEHALL FUNDS, INC.


                            VANGUARD SELECTED VALUE


                      STATEMENT OF ASSETS AND LIABILITIES


                                JANUARY 24, 1996



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
ASSETS
  Cash................................................................................   $ 100,000
Liabilities...........................................................................        None
Net Assets............................................................................   $ 100,000
Net Asset Value and Offering Price Per Share: One Billion Shares of common stock
  authorized with $.001 par value, 10,000 shares issued and outstanding...............   $   10.00



     The Vanguard Whitehall Funds, Inc. (the "Fund") is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act"). The Fund was organized as a Maryland Corporation on November 27, 1995. The Fund had no operations other than the sale of shares of common stock of the Fund, at an aggregate cost of $100,000, to an officer of the Fund's Investment Adviser, representing the initial capital of the Fund. Costs incurred in connection with the organization and registration of the Fund have been borne by The Vanguard Group, Inc. ("Vanguard"), a jointly-owned subsidiary of The Vanguard Group of Investment Companies.



                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholder and Board of Directors
Vanguard Whitehall Funds, Inc.


     In our opinion, the accompanying statement of assets and liabilities presents fairly, in all material respects, the financial position of the Vanguard Selected Value Portfolio of Vanguard Whitehall Funds, Inc. (the "Fund") at January 24, 1996, in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Fund's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this financial statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP


Thirty South Seventeenth Street
Philadelphia, Pennsylvania 19103

February 12, 1996